EXHIBIT 99.8

SIGNAL POINT HOLDINGS CORP.

AMENDMENT NO. 3
TO THE
CERTIFICATE OF DESIGNATION
of thE
SERIES B PREFERRED STOCK

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

SIGNAL POINT HOLDINGS CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors and the holders Series B Preferred Stock of the Corporation on March 10, 2015:

RESOLVED, that the Certificate of Designation for the Series B Preferred Stock, previously filed with the Delaware Secretary of State on July 1, 2013 (as previously amended through the date hereof) is hereby amended as described below.

1) Section 5 is hereby deleted and replaced in its entirety by the following:

“Section 5.	Voting Rights and Authority of the Series B Holder

For the period commencing on the filing date of this Amendment No. 3 to the Certificate of Designation through December 31, 2021 (the “Series B Voting Period”), the Corporation agrees that the holder of the Series B Preferred Stock (the “Series B Holder”) shall have the following rights and privileges with respect to the voting and management of the Corporation:

5.1           Voting Generally. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation or by written action of stockholders in lieu of a meeting or otherwise), each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the sixty percent (60%) of the issued and outstanding shares of Common Stock of the Corporation as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. the Series B Holder shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's by-laws.

5.2           Election of Directors. During the Series B Voting Period, in any election of directors to the Corporation, , the Series B Holder, voting as a separate class, shall be entitled to designate one (1) member (the “Series B Director”) of the Board of Directors of the Corporation (the “Board”).  The Series B Director shall have the voting power  of up to sixty percent (60%) of the votes eligible to be cast by the Board (whether at a meeting of the Board or by written action of the Board in lieu of a meeting or otherwise).   The Series B Director shall not be replaced at any time, except upon the express written consent of Robert DePalo, in his sole discretion.

5.3           Voting and Management Rights.  Notwithstanding anything to the contrary herein, during the Series B Voting Period, (i) the Series B Holder shall be entitled to authorize any of the following actions by the Corporation and (ii) the approval of the Series B Holder shall be required for the Corporation to take any of the following actions:

(a)     increase or decrease the number of authorized shares of any series of the Common Stock or any Preferred Stock or authorize the issuance of or issue any shares of Common Stock or Preferred Stock;

(b)     other than as contemplated by this Certificate of Designation, amend, alter, modify or repeal the Certificate of Incorporation, this Certificate of Designation or the by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary;

(c)     issue, or cause the Corporation or any subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the Series B Holder, other than the incurrence of debt solely to fund the payment of dividends on the Series A Preferred Stock that are accrued and unpaid;

(d)     create, assume or suffer to exist any mortgage, pledge or other encumbrance upon any of its properties or assets now owned or hereafter acquired by the Corporation;

(e)     assume, guarantee, endorse or otherwise become liable upon the obligation of any person, firm or corporation (other than wholly-owned subsidiaries of the Corporation), except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(f)     increase the authorized number of directors constituting the Board from the number which currently exists;

(g)     declare bankruptcy, dissolve, liquidate or wind up the affairs of the Corporation or subsidiary of the Corporation;

(h)     effect, or enter into any agreement to effect any transaction that results in (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation and its subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another person or entity (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company;

(i)     replace and/or terminate the Corporation’s Chief Executive Officer, President and/or Chairman of the Board of Directors;

(j)     modify and/or change the nature of the Corporation's business such that a material portion of the Corporation's business is devoted to any different business;

(k)     acquire, or cause a subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another person or entity, or enter into any joint venture with any other person or entity, for aggregate consideration greater than $100,000 including the direct or indirect assumption of liabilities);

(l)     enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation's ability to perform its obligations under this Certificate of Designation or restricts the rights of the Series B Holder hereunder;

(m)     amend, modify or adopt any Equity Incentive Plan of the Corporation;

(n)     retain any employee for compensation in excess of $75,000 per annum;

(o)     the offering or contemplation of any transaction pursuant to which the Corporation shall issue or sell to any person or entity shares of any class of Common Stock or Preferred Stock or any other equity interest of the Corporation (including, but not limited to, any instrument that is convertible into Common or Preferred Stock of the Corporation);

(p)           agree or commit to do any of the foregoing.

5.4           Special Rights.  In addition to the rights set forth above, the Series B Holder shall be entitled to the following during the Series B Voting Period:

(a)           The Board and senior management shall convene with the Series B Holder for a meeting at a time and place (including telephonically) on a weekly basis during the Voting Period.

(b)           The Series B Holder shall have exclusive control over Signal Point Holdings Corp. bank accounts as identified in the Corporation’s books and records and shall have access to all operating accounts of the Corporation and any of its subsidiaries.

(c)           The Corporation shall provide the Series B Holder weekly and monthly internally prepared profit and loss statements of the Corporation and any of its subsidiaries.

2.            Except as expressly amended herein, the terms of Series B Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, Signal Point Holdings Corp. has caused this Certificate of Designation to be signed by Robert DePalo, its Chief Executive Officer, this 11th day of March 2015.

SIGNAL POINT HOLDINGS CORP.

By: /s/   Robert DePalo
Name:   Robert DePalo
Title:     Chief Executive Officer